Exhibit 3-A

OPERATION & MAINTENANCE SERVICE AGREEMENT

By this particular instrument and in the best form of law,

(1) ENERGEA PEDRINOPOLIS LTDA, legal entity of legal law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 40.500.782/0001-42, with headquarters at FAZ CREOULOS, Pedrinopolis, Minas Gerais, 38.178-000 in this act duly represented in the form of its Bylaws by its below signed representatives, hereinafter referred to as “Energea” or “Contractor”; and

II. CONSORCIO DE GERACAO COMPARTILHADA DE ENERGIA ELETRICA ENERGEA, legal entity of legal law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 37.088.207/0001-70, with headquarters at R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000, in this act duly represented in the form of its Bylaws by its below signed representatives, hereinafter referred to as “Company”;

hereinafter simply referred to collectively as “Parties” and individually as “Party”.

WHEREAS:

(i) The Contractor or its Affiliates have expertise providing operation and maintenance services for Photovoltaic Generating Plants (“PROJECTs”) and;

(ii) Company wishes to engage The Contractor for providing the Services, as defined;

THE PARTIES AGREE to enter into this Operation And Maintenance Service Agreement (hereinafter referred to as the “Agreement”) which shall be governed by the following terms and conditions

APPENDIXES

The Appendices attached to this Agreement are organized as the following:

●	Appendix 1 – O&M Services

●	1. DEFINITIONS

1.1 For purposes of this Agreement, the terms or expressions with the initial letter capitalized, in singular or plural, shall have the following meanings:

“Actual Production” shall have the meaning set forth in Section 4.1 of this Agreement.

“Additional O&M Services” shall be the additional services provided in Appendix 2.

“Affiliate” means, with respect to any person, any other person directly or indirectly Controlled, owned or contracted by a Party. “Control” (including the terms “controlled by” and “under the common control with”) has the meaning set forth in Article 116 of Law 6,404/76 (the Brazilian Corporations Law).

“Anti-Corruption Rules” shall mean the Brazilian anti-corruption laws (specifically Law no 12,846, as of August 1st, 2013) or any other applicable law relating to the subject matter of this Agreement, especially the FCPA.

“Arbitration” shall have the meaning set forth in Section 14.2 below.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Confidential Information” means all proprietary and confidential information of a Party, including, without limitation, trade secrets, technical information, business information, sales information, customer and potential customer lists and identities, products and services, license and sublicense agreements, inventions, developments, discoveries, know-how, methods, techniques, formulae, data, processes, and other proprietary ideas, whether or not protectable under patent, trademark, copyright or other legal principal, that the other Party has access to or receives, but does not include information that (i) is or becomes publicly available through no breach of this Agreement by the receiving Party; (ii) was already known to the receiving Party at the time it was disclosed to the receiving Party hereunder; (iii) is independently developed by employees of the receiving Party without the aid, use or application of Confidential Information received from the disclosing Party; or (iv) is received from a third party who is under no obligation of confidentiality to the disclosing Party.

“Contractor” or “Energea” shall have the meaning set forth in the preamble of this Agreement.

“Data Acquisition System” is an information system that collects, stores and distributes information.

“Dispute” shall have the meaning set forth in Section 14.1 below.

“Effective Date” shall mean the date this Agreement is executed.

“FCPA” shall mean the United States of America’s Foreign Corrupt Practices Act, Act, 15 U.S.C. §§ 78dd-1 et seq.

“FIESP” shall mean the Chamber of Conciliation, Mediation and Arbitration from the São Paulo Industry Federation (Câmara de Conciliação, Mediação e Arbitragem Ciesp/Fiesp).

“Initial Operating Date” shall mean the date that the Company is notified by the Owner that the PROJECT has been tested, commissioned, interconnected to the grid and is capable of producing electricity as designed.

“Initial Term” shall mean the period of 25 (twenty five) years from the Initial Operating Date.

“Invoice Date” shall have the meaning set forth in Section 4.3 below.

“Monthly Report” shall have the meaning set forth in Section 2 (xv) of Appendix 1 to this Agreement.

“O&M Services” shall have the meaning set forth in Section 2.1 below.

“Owner” shall mean the owner of the PROJECT, ENERGEA PEDRINOPOLIS LTDA, legal entity of legal law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 40.500.782/0001-42

“Party” ou “Parties” shall have the meaning set forth in the preamble of this Agreement.

“PROJECT” shall have the meaning set forth in the preamble of this Agreement.

“Service Fee” means the total amount of remuneration for the provision of services stipulated in this Agreement, in compliance with the equation defined in clause 4.1.

“Services” shall mean jointly the O&M Services and the Additional O&M Services.

“Site” shall mean the place where the PROJECT is located, more specifically at Rod. Sebastiao Alves do Nascimento (BR-354), KM 466, Iguatama/MG, CEP 38910-000,.

“Subcontractors” shall mean qualified third parties that the Contractor may use in providing any portion of the Services.

“Term” shall have the meaning set forth in Section 3.1 below.

“Term Extension” shall have a meaning set forth in Section 3.2 below.

“Yield” shall have the meaning set forth in Section A1.2(xvi) of Appendix 1 to this Agreement.

1.2 Rules of Interpretation. This Agreement shall be governed by and construed in accordance with the following principles:

(i) The headings and titles in this Agreement are for reference only and shall not limit or affect the meaning of the articles, paragraphs or items to which they apply;

(ii) The terms “include”, “including” and other similar terms shall be interpreted as if they were accompanied by the phrase “by way of example”;

(iii) References to any document or other instruments shall include all of its amendments, replacements and consolidations and their complements, unless it expressly provided otherwise;

(iv) Except as otherwise expressly provided in this Agreement, references to items or appendices apply to items and appendices of this Agreement, and;

(v) All references to any Parties shall include its successors, representatives and permitted assigns.

2. SERVICES

2.1 Scope of Services. The Contractor shall provide operation and maintenance services as described in Appendix 1 – O&M Services (the “O&M Services”) O&M to the Company.

2.2 Standards for Performance of the Services. The Contractor shall perform the Services in accordance with (i) the manuals, (ii) the applicable manufacturer and vendor warranties and specifications, (iii) all applicable laws, (iv) prudent operating and maintenance practices, (v) insurer requirements, and (vi) this Agreement.

2.3 Services. Upon receipt by The Contractor of the notice set forth in Section 3.1(a), Contractor shall have care, custody and control over the PROJECT.

2.4 Supplies, Spare Parts, Inventory. The Contractor shall be responsible for the care, control, and proper maintenance and storage of any necassary inventory for the performance of the Services throughout the Term of this Agreement, and shall be responsible for purchasing additional inventory as required to properly maintain the PROJECT.

2.5 Subcontracting. The Contractor may subcontract all or any portion of the Services to Subcontractors, provided that Energea shall remain responsible for the performance by such Subcontractors in upholding its obligations under this Agreement.

3. TERM

3.1 This Agreement shall become effective as of the Effective Date and shall remain in full force and effect until the end of the Intitial Term plus any Term Extensions, unless and until terminated earlier by the Parties, pursuant to Section 8 (“Term”).

3.2 The Initial Term of this Agreement may be extended by a written agreement duly signed by both Parties, upon the execution of a contract amendment at least thirty (30) days prior to the expiration of the Initial Term or any previously executed extensions, if any (“Term Extensions”).

4. COMPENSATION AND PAYMENT

4.1 Service Fee. As part of the compensation to the Contractor for the performance of the Services, the Company agrees to pay the Contractor a “Service Fee” according to the terms and conditions described in the equation below:

(i)

VSm = TCm x (1 – DESC) x CEm – TUSD – EQm – Dm

VSm = Fee charged for the services rendered in the month m, in R$;

TCm = “Compensated Tariff” All portions of the tariff of the energy utility company that is used to compensate the consumer units of the COMPANY, in month m, considering all taxes incidents (ICMS, PIS and COFINS), in R$/MWh;

DESC = Discount negotiated between the parties for the total amount paid by energy in the mechanism of distributed generation, which, for this project, is 15% (fifteen percent);

CEm = Sum of all energy generated by the PLANT (“Actual Production”) and compensated by the consumer units of the COMPANY, in the month, in MWh;

TUSD = Electric energy bill related to the use of the Distribution System of the Plant, charged by the utility company in the month m, of the unit where the plant in question is located;

EQm = Equipment rental amount paid by the COMPANY in the month m (Equipment Rental Agreement);

Dm = Total amount of defaulted consumer unit payments registered by the COMPANY in the month m.

4.3 The Contractor shall submit an invoice to the Company for Service Fees each calendar month following the month the Services were performed. The first invoice shall be prorated for the Services provided in the prior calendar month(s). The last invoice shall also be prorated for the Services provided from the last invoice through the calendar month ending on the date of termination of this Agreement.

4.4 The Company shall pay all amounts due hereunder within five (5) business days after the Invoice Date for the applicable period.

4.5 The Company shall make all payments under this Agreement by electronic transfer in immediately available funds to the bank account designated by the Contractor in a specific written notice to Lessee, which may change from time to time upon a new notice for such purpose. All payments that are not paid when due shall bear interest accruing from the due date until the full payment at a rate equal to one percent (1%) pro rata die and a late payment fine equivalent to two percent (2%) of the amount due.

4.6 All taxes, levied or that may be levied on this Agreement, shall be paid by the responsible party, pursuant to the tax legislation, and the Party responsible for paying shall hold the other Party harmless from any liabilities, claims and actions of any nature in relation to such taxes.

4.7 Escalation. The Service Fee, shall be escalated annually by applying the IPCA as of the anniversary of the Effective Signature Date. In the event the IPCA index is no longer in use and that there is no legal substitute, the Rental Payment shall be adjusted by the variation of the IGPM/FGV.

5. PARTIES OBLIGATIONS

5.1 Notwithstanding any other provision in this Agreement, the Contractor shall have the following obligations.

(i) Services. The Contractor shall provide the Services in accordance with this Agreement and as provided in Appendices 1 and 2; e

(iii) Reports. The Contractor shall produce the Monthly Report and the Annual Report.

5.2 Notwithstanding any other provision in this Agreement, Company shall have the following obligations:

(i) Payment. Make timely payments due under this Agreement.

(ii) Site. Company shall provide access to the Site for the Contractor and for its authorized agents, employees or Subcontractors for the performance of Services in accordance with the terms of this Agreement.  As of the Initial Operation Date, Company shall not bring any third parties onto the Site without the prior written consent of the Contractor.

(iii) Duty to Cooperate.  Company shall cooperate with the Contractor in taking all actions reasonably requested by the Contractor to ensure that parties with whom Company has agreements or relationships that are essential to the Services are available and able to perform as requested.  Company shall be directly responsible for all utility, interconnection, and transmission costs of the PROJECT.

5.3 Access to Data.  Subject to the nondisclosure obligations set forth in Section 12 of this Agreement, Company shall provide access to the monitoring and data acquisition system used at the Site to record and log data at regular intervals from the systems.  Data and screens shall be made available to the Contractor through direct access to the Data Acquisition System.  The Contractor shall have the right to use any such data for its own purposes as well as for the purposes of this Agreement (e.g. development of the Annual Report).

6. REPRESENTATIONS AND WARRANTIES.

6.1 In addition to any other representations and warranties contained in this Agreement, each Party represents and warrants to the other as of the Effective Date that:

(i) it is duly organized and validly existing and in good standing in the jurisdiction of its organization;

(ii) it has the full right and authority to enter into, execute, deliver, and perform its obligations under this Agreement;

(iii) it has the financial resources or access to the financial resources required to perform its obligations under this Agreement;

(iv) has taken all corporate or other necessary actions to approve the execution, delivery, and performance of this Agreement;

(v) this Agreement constitutes a legal, valid and binding obligation enforceable against such Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, and other similar laws now or hereafter in effect relating to creditors’ rights generally;

(vi) there is no litigation, action, proceeding or investigation pending or, to the best of its knowledge, threatened before any court or other governmental authority by, against, affecting or involving any of its business or assets that would affect its ability to carry out the transactions contemplated herein; and

(vii) the implementation and execution of this Agreement and the transactions contemplated hereby do not constitute a breach of any term or provision of, or a default under, (a) any material contract or agreement to which it or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound, (b) its organizational documents, or (c) any applicable laws.

6.2 Each Party shall comply with all laws applicable to the Services or the generation of power by the PROJECT.

6.3 GENERAL

(i) Except as specifically provided for in this Agreement, all representations and warranties made by the Parties are true and will continue to be true through the Term of this Agreement.

(ii) The representations and warranties in this Section are in addition to any other representations and warranties contained in this Agreement or otherwise expressed by the Parties. Each such warranty shall run to the benefit of and create direct rights of enforcement in the Party not providing the guarantee.

7. DEFAULT

7.1 This Agreement may be terminated by the Contractor in the event of breach of its provisions and covenants by the Company, including but not limited to the following:

(i) in the event of liquidation, judicial or extrajudicial reorganization, dissolution or judicial or extrajudicial termination of the Company with no warning or notice required;

(ii) in the event any legal, governmental or regulatory authorization required for the performance of the activities and obligations set forth in this Agreement is cancelled or revoked, provided that such cancellation or revocation is not due to the Contractor’s action or omission;

(iii) in the event the financial security is not delivered to the Contractor or, if delivered, becomes unenforceable or insufficient, and the Company, notified to replace or supplement it, does not replace or supplement it within five (5) business days from the date of the receipt of such notice by the Company;

(iv) the Company’s failure to pay any amounts due to the Contractor up to its due date; or

(v) in the event Company no longer has title to or possession of the PROJECT.

7.2 This Agreement may be terminated by the Company solely in the event of a material breach of its provisions and covenants by the Contractor not cured according to Section 7.3 or any other period agreed between the Parties and if there is a material financial impact on Company evidenced by documents, or in the event any legal, governmental or regulatory authorization required for the performance of the activities and obligations set forth in this Agreement is cancelled or revoked due to the Contractor’s action or omission.

7.3 The occurrence of any default under Sections 7.1 and 7.2 above not remedied within thirty (30) days from the receipt by the defaulting Party of written notification sent by the non-defaulting Party, demanding the compliance of the breached obligation, shall give rise to the right, but not the obligation, of the non-defaulting Party to terminate this Agreement.

7.4 In addition to any other indemnity provisions in this Agreement, it is acknowledged and agreed that, during the cure period, as provided in Section 7.3 above, the defaulting Party shall indemnify the non-defaulting Party of any proven direct damages incurred by the non-defaulting Party due to such default.

8. LIMITATION OF LIABILITY

8.1 Any and all liability of the Parties under this Agreement shall, in any event, be limited to the direct damages and penalties set forth herein; neither Party shall indemnify the other Party for any consequential damages and/or loss of profits.

9. TERMINATION

9.1 This Agreement is irrevocable and imutable and, as a result, none of the Parties may terminate this Agreement, except as expressly provided in Section 7.

9.2 Effect of Termination. Upon termination of this Agreement according to Section 8, on the effective date of termination, Company shall assume and become responsible for all obligations thereafter accruing with respect to the operation and maintenance of the PROJECT, including obligations under contracts relating to the maintenance and operation of the PROJECT and the purchase of equipment for the PROJECT, except for employment agreements relating to employees of the Contractor. Notwithstanding such termination, neither Party shall be relieved from any obligations or liabilities accruing prior to the effective date of termination.

10. COMMUNICATIONS

10.1 Any and all notices or any other communications required or permitted under this Agreement will be accepted as received, if forwarded in writing by e-mail, personal delivery, facsimile, special delivery service or letter with notice of receipt sent by post, without need for receipt by the Parties’ legal representatives, provided that they are addressed to the relevant Party at their respective address as indicated below or other subsequently informed by notification, pursuant to this Section 10.1:

a) If to the Contractor:

A/C: Mr. Chris Sattler

Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000

Tel.: (55) 21 97999-6077

E-mail: Chris@energea.com

If to the Company:

A/C: Sr. Chris Sattler

Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000

Tel.: (55) 21 97999-6077

E-mail: Chris@energea.com

a) 11. CONFIDENTIALITY

11.1 Except under prior written authorization from the disclosing Party, the receiving Party, its employees and agents, under penalty of law, agrees to maintain the Confidential Information in absolute confidence during the Term of this Agreement and for a two (2) year period following the expiration or, if earlier, termination of, this Agreement, and not to disclose the Confidential Information to any third party, and not to use such Confidential Information for a purpose other than complying with its obligations under this Agreement.

11.2 In the event that receiving Party is requested or required by legal or regulatory authority to disclose any Confidential Information, the receiving Party will promptly notify the disclosing Party of such request or requirement prior to disclosure so that the disclosing Party may seek an appropriate protective order. In the event that a protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions hereof, the receiving Party agrees to furnish only that portion of the Confidential Information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the court or government order or demand, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

12. NON EXCLUSIVITY; RELATIONSHIP

12.1 Non Exclusivity. This Agreement shall not create any exclusivity between Company and the Contractor.

12.2 Relationship of the Parties. The Company has retained the Contractor as an independent contractor to operate and maintain the PROJECT on behalf of the Company. The Company has delegated to the Contractor the overall responsibility of maintaining and operating the PROJECT for the production of electricity to be set off under a distributed generation system, as specifically described herein.

12.3 Cooperation with Lenders. Both Parties shall, to the extent reasonably requested by lenders or by a Party on behalf of any lenders, provide written notification (i) consenting to the assignment by way of security to the lenders, of all sums payable to the Party requesting financing under this Agreement, subject to Brazilian law and regulations; (ii) agreeing to notify lenders of any default under this Agreement and to the right of the lenders to cure such default within any applicable cure periods following notice; (iii) agreeing to pay all sums of money payable to the Party requesting financing to accounts held by or on behalf of the lenders; and (iv) agreeing to provide the lenders with copies of notices regarding any failure of the Party requesting financing to meet its obligations under this Agreement.

13. ANTI CORRUPTION

13.1 The Parties hereby declare that are aware of, know, and understand the terms of the Anti-Corruption Rules, and shall refrain from doing any activity that may deem a violation of the provisions of these Anti-Corruption Rules.

13.2 The Parties, by themselves and by its administrators, directors, officers and agents, as well as its partners who may act on its behalf, shall conduct its business practices, during the Term, in an ethical manner and in accordance with the applicable legal precepts. In the performance of this Agreement, neither Party nor any of its directors, employees, agents or partners acting on its behalf, shall give, offer, pay, promise to pay, or authorize the payment of, directly or indirectly, any money or anything of value to any governmental authority, consultants, representatives, partners, or any third party, for the purpose of influencing any act or decision of the agent or government, or to assure any undue advantage, or direct business to, any person, and which violates the Anti-Corruption Rules.

14. DISPUTE RESOLUTION

14.1 The Parties shall negotiate in good faith and attempt to resolve any dispute, controversy or claim arising out of or relating to the Agreement or the breach, interpretation, termination or validity thereof (“Dispute”) within thirty (30) days after the date that a Party gives written notice of such Dispute to the other Party. In the event that the Parties are unable to reach agreement within such thirty (30) day period (or such longer period as the Parties may agree) then either Party may refer the matter to binding arbitration in accordance with Section 14.2; provided, however, that if the Dispute involves the amount of an invoice and after ten (10) days of mutual discussion either Party believes in good faith that further discussion will fail to resolve the Dispute to its satisfaction, such Party may immediately refer the matter to legal proceedings in accordance with Section 14.2.

14.2 GOVERNING LAW AND ARBITRATION

(i) In the event of any dispute, controversy or claim, a Party may send notice to the other Party for establishing friendly and good faith negotiations in order to resolve said dispute within a period of 15 (fifteen) days of receipt of the notification, extendable for the same period by mutual agreement of the Parties. After this period has elapsed and if the Parties have not reached an agreement, the matter may be submitted to arbitration at the FIESP (“Arbitration”)

(ii) The Party wishing to commence Arbitration shall send written notice to the other Party, detailing the grounds of the dispute, controversy or claim. Arbitration shall be established and processed under the FIESP arbitration rules in force on the date of the establishment of the Arbitration.

(iii) The Arbitration will be conducted in the City and do Rio de Janeiro, Brazil, being allowed the practice of acts of Arbitration in another place, provided that with the prior consent of the Parties.

(iv) The language of the arbitration shall be English, but documents originally drafted in Portuguese shall be accepted.

(v) Arbitration shall be decided by an arbitral tribunal with 03 (three) arbitrators, each party being responsible for choosing an arbitrator. The arbitrators appointed by the Parties shall jointly select the third arbitrator, who shall preside the arbitral tribunal. In the event that the arbitrators appointed by the Parties fail to reach a consensus on the appointment of the other arbitrator within 15 (fifteen) days of the appointment of the second arbitrator, the appointment of the president shall be made in accordance with the FIESP arbitration rules.

(vi) Without limiting the powers conferred upon it, the arbitral tribunal shall also have jurisdiction to grant precautionary measures that may be necessary in the course of the arbitration.

(vii) In the event that the FIESP arbitration rules is silent on any procedural aspects, the omissions will be supplied by the arbitrators in accordance with the Brazilian legislation in force.

(viii) Arbitration, as well as documents and information brought to Arbitration, shall be subject to the commitment of secrecy and confidentiality stipulated in this Agreement, except for the arbitration award in the event of judicial execution thereof.

(ix) The arbitration award shall comply with the requirements imposed by Brazilian law and shall be considered final and definitive, obliging the Parties to comply. The Parties expressly waive any appeal against the arbitration award or the establishment of the Arbitration, except those provided for and permitted in said law.

(x) Notwithstanding the provisions of this Section 15, each of the Parties reserves the right to go to the courts with the purpose of:

(a) Ensuring the institution of Arbitration;

(b) Obtaining urgent measures for the protection of rights prior to the commencement of Arbitration. Nonetheless, the merits of the matter must be decided in Arbitration, and any proceeding in this respect will not be sanctioned as a result of a waiver of Arbitration as the only means of conflict resolution chosen by the Parties; and

(c) Enforcing any decision of the Arbitration and the arbitral award.

15. ASSIGNMENT

15.1 The Contractor may assign any or all of its interest in this Agreement, or sell or grant as security interest all or any portion of this Agreement, without prior consent of the Company, but providing written notice. The Contractor may be required to provide estoppels to the benefit of financiers or the Company in connection with any financing. Such assignment shall not affect The Contractor’s obligations set forth in this Agreement.

15.2 Company shall not assign or transfer this agreement or any interest therein, without the prior written consent of the Contractor. Such consent not to be unreasonably withheld or delayed.

16. MISCELLANEOUS

16.1 Entirety. This Agreement, together with the Appendices attached hereto, constitutes the entire agreement and understanding between Parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof. The Appendices attached hereto are integral parts hereof and are made a part of this Agreement by reference. The recitals to this Agreement are hereby incorporated into the Agreement by this reference. In the event of a conflict between the provisions of this Agreement and those of any Appendix, the provisions of this Agreement shall prevail, and such Appendix shall be corrected accordingly.

16.2 Amendments. This Agreement may only be amended, modified or supplemented by an instrument in writing executed by duly authorized representatives of Parties.

16.3 Non-Waiver. The failure of any Party to enforce any of the provisions of this Agreement, or the waiver thereof, shall not be construed as a general waiver or relinquishment on its part of any such provision, in any other instance or of any other provision in any instance.

16.4 Severability. If any term, covenant or condition in this Agreement shall, to any extent, be invalid or unenforceable in any respect under applicable law, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law and, if appropriate, such invalid or unenforceable provision shall be modified or replaced to give effect to the underlying intent of the Parties and to the intended economic benefits of the Parties.

16.6 Language. This Agreement shall be executed in English and Portuguese, with identical content. In the event of conflict between the versions, the English version shall prevail and the Portuguese version shall be deemed to be only for informational purposes.

IN WITNESS WHEREOF, the Parties hereto, have caused this Agreement to be executed in two (2) counterparties of same content and for the same effect, in the presence of witnesses below.

Rio de Janeiro, January 21st, 2021.

___________________________________________

____________________________________________

2. ______________________________________

Nome/Name:

APPENDIX 1

O&M Service

O&M Statement of Work

All Services performed under this Agreement will be provided in accordance with this Appendix 1.

A1.1. Services

(i) Array inspection two times per year and control panel verification.

(ii) two times per year inverter inspection and verification.

(iii) two times per year field inspection.

(iv) monitoring and reporting.

A1.2. Contractor’s Duties and Company’s General Expectations

(i) The Contractor shall follow all procedures outlined in this Agreement.

(ii) The Contractor shall optimize the system, in order to maximize the power generation by the PROJECT as much as possible.

(iii) The Contractor shall perform all Services in a safe and professional manner and comply with all applicable federal and state safety regulations, including any jurisdiction having such authority guidelines.

(iv) All of the Contractor’s service personnel shall be properly trained and qualified.

(v) The Contractor’s employees shall, at all times, be under the direct control of a supervisor whose responsibility it is to insure that their employees perform all duties in accordance with the standards set forth in this Agreement, including, but not limited, to the use the proper protection equipment required by law.

(vi) The Contractor must maintain all applicable licenses, permits, and/or other federal, state, and local approvals for providing Services, including any additional permits as required by any jurisdiction having authority. Any and all fees for any of the above shall be the sole responsibility of the Contractor.

(vii) When equipment installations and/or repairs require inspections by authorities having jurisdiction over such installations and or repairs, the Contractor must coordinate and ensure inspections have been performed.

(viii) To the extent the Company has business operations at the Site, the Contractor shall perform all of the Services in such a manner so as to not unreasonably interfere with Company’s business operations or any activity in the common areas of the Site(s).

(ix) The Contractor service vehicles shall not block drive lanes, truck docks, fire lanes, or entrances or exits.

(x) The Contractor shall be responsible for determining the specific techniques for providing the Services, including any storage, transportation, and disposal of wastes.

(xi) It is the responsibility of the Contractor to ensure that all debris and materials generated in connection to this Agreement are collected, transported, and disposed of in accordance with all applicable federal, state, and local laws.

(xii) The Contractor shall not store extra parts or tools at the Site, without a written approval from the Company.

(xiii) The Contractor will provide all Service related documentation to the Company upon request. Documentation will include labor reports, parts, part pricing, service tickets/logs, photographs, etc. that the Company deems as necessary for management of this Agreement.

(xiv) The Contractor will maintain all Service records for a minimum of one (1) year after termination of this Agreement, or longer as may be required by applicable federal, state, and local laws or regulations.

(xv) The Contractor shall provide on a monthly basis an accurate description of all work performed, including, location, time and date, equipment serviced, and Service description (the “Monthly Report”).

(xvi) Annual Reporting. The Contractor shall provide on a yearly basis an accurate description of all work performed, including, location, time and date, equipment serviced, and Service description (the “Annual Report”).

(xvii) Yield. provide an annual report identifying the PROJECT kWh production during the day displayed in 15 minute intervals, continuously for each day (“Yield”) of the previous calendar month, aggregate monthly Yield comparison of the actual monthly Yield of the PROJECT against Yield estimated for the same period included in Final Design Plans of the PROJECT in the Equipment Rental Agreement and transformer/inverter losses during non-production times displayed in 15 minute intervals continuously.

A1.3. PROJECT Monitoring, Corrective Maintenance & Preventative Maintenance Services

The Services include:

(i) Monitoring Services:

(a) The Contractor shall monitor the performance of the PROJECT.

(b) Monitor solar system performance for each consumer unit under contract. A single annual work order for monitoring service will be issued by the Company to the Contractor for the Site.

(c) Act as equipment reliability liaison with utilities, component manufacturers, their surrogates, and any jurisdictional representatives.

A1.4. Hours of Service and Scheduling

(i) Hours

(a) The Contractor must be able to perform services 365 days a year and be able to perform before and after-hours service, if this is requested by the Company. This includes evenings, weekends and holidays for corrective maintenance (CM) and emergency maintenance (EM) work requests.

(b) Preventive maintenance (PM) service shall be performed at a time and date mutually agreeable to the the Company and the Contractor.

(ii) Scheduling

(a) If corrective maintenance (CM) is requested, work will be performed within the LOS referenced on the work order.

(b) If emergency service (EM) is requested, service must be completed within LOS as listed on each work order. For all equipment/system assets and problem codes with a 24 hour resolution LOS expectation, the Company further expects the Contractor to contact the the Company within 4 hours of receiving request.

(c) If preventive maintenance (PM) service is requested, the Contractor shall contact the the Company, by phone or e-mail, a minimum of five (5) business days prior to start of Services. If contact was made prior to five (5) business days, the Contractor shall confirm schedule with the the Company a minimum of two (2) days prior to start of Services. The Contractor shall coordinate, with the Company, a date and time for service.